SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[   ] Preliminary Information Statement
[   ] Confidential, for use of the Commission only as permitted by Rule
14c-6(e)(2)
[X] Definitive Information Statement


650 HIGH INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

[X] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[  ] Fee paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:


650 HIGH INCOME FUND, INC.
(formerly the Hyperion Brookfield Income Fund, Inc.)

650 Madison Avenue, 19th Floor
New York, New York 10022
(212) 558-2000

NOTICE OF STOCKHOLDER ACTION BY WRITTEN
CONSENT
ON JUNE 21, 2010
To our Stockholders:
      We are furnishing the attached Information Statement to the holders of Common Stock of 650 High Income Fund, Inc., formerly
Hyperion Brookfield Income Fund, Inc., a Maryland corporation (the Company). The purpose of the Information Statement is to notify stockholders that the board of directors of the Company (the Board), and GMAM Group Pension Trust I (GMAM I) and Group Pension Trust III
(GMAM III), stockholders representing a majority of the voting power of the Companys outstanding shares of Common Stock, have taken action to appoint Six50 Capital Management LLC (Six50 Capital) as the new adviser for the Company (the Adviser Changes). In order to comply with Rule 14c-2 of the Securities Exchange Act of 1934, the Adviser Changes will become effective as of 12:01 a.m. Eastern Daylight Time on August 1, 2010.

      As discussed in more detail in the Information Statement, on January 26, 2010, the Company received a letter dated January 7, 2010 from GMAM III, the majority stockholder in the Company, requesting certain management and adviser changes for the Company. Following discussions between officers and directors of the Company and representatives of GMAM III, the Board, by written consent effective as of May 1, 2010, and ratified by telephonic meeting on May 14, 2010, appointed Six50 Capital to serve as interim investment adviser to the Company pursuant to an Interim Investment Advisory Agreement between the Company and Six50 Capital. The duration of Interim Investment Advisory may not exceed 150 days pursuant to Rule 15a-4 under the Investment Company Act of 1940, and is effective as of 12:01 Eastern Daylight Time on May 1, 2010.

      Pursuant to the Companys Articles of Incorporation and requirements of the Investment Company Act of 1940, the Companys stockholders representing a majority of the voting power of the Companys outstanding shares of Common Stock may vote to appoint a new investment adviser, so long as such a vote is accompanied by the vote of a majority of directors who are not parties or interested persons of any party to the advisory contract and the directors vote is cast in person at a meeting called for the purpose of voting on such approval.

      The enclosed Information Statement is being furnished to inform you that the foregoing action has been approved by stockholders representing a majority of the voting power of our outstanding shares of Common Stock as well as a majority of the Companys disinterested directors. The Board is not soliciting your proxy or consent in connection with the Adviser Changes. Pursuant to the regulations of the Securities and Exchange Commission (the Commission), this Information Statement must be sent to stockholders at least 20 calendar days prior to the earliest date on which the Adviser Changes may take effect. You are urged to read the Information Statement in its entirety for a description of the action taken by certain stockholders representing a majority of the voting power of our outstanding shares of Common Stock.

      The Information Statement is being mailed on or about July 12, 2010 to stockholders of record as of June 21, 2010, the record date for determining our stockholders eligible to consent in writing to the Adviser Changes and entitled to notice of the Adviser Changes.

      THIS IS FOR YOUR INFORMATION ONLY. YOU DO
NOT NEED TO DO ANYTHING IN RESPONSE TO THIS
INFORMATION STATEMENT.  WE ARE NOT ASKING YOU
FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US
A PROXY.

      THIS IS NOT A NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL
BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

                                          Sincerely,

                                          /s/ Clifford E.
Lai
                                          President



IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
THE COMPANYS INFORMATION STATEMENT

The Companys Information Statement is available on the Internet at

https://share.documentmall.com/documentmall/dlink?obj=a3a599a986a8
a0a999939fa9a79b9bd5


650 HIGH INCOME FUND, INC.
(formerly the Hyperion Brookfield Income Fund, Inc.)

650 Madison Avenue, 19th Floor
New York, New York 10022
(212) 558-2000

INFORMATION STATEMENT
____________

We Are Not Asking You for a Proxy and You are Requested Not To
Send Us a Proxy


I.	Introduction

      We are sending you this Information Statement to notify you that GMAM I and GMAM III, stockholders representing a majority of the voting power of the Companys outstanding shares of Common Stock, delivered written consent to the Company on June 21, 2010 to appoint Six50 Capital Management LLC (Six50 Capital) as the new adviser for the Company. Six50 Capital had served as interim investment adviser as of May 1, 2010, after the previous investment advisory agreement with Brookfield Investment Management Inc. (Brookfield) had expired as of that date. A copy of the stockholders written consent is attached hereto as Annex A.

      Prior to May 1, 2010, Brookfield was the investment adviser to the Company pursuant to an Investment Advisory Agreement, dated
April 28, 2005, by and between Brookfield and the Company (the
Previous Advisory Agreement).  Because the Previous Advisory
Agreement expired by its own terms as of May 1, 2010 and was not renewed, Brookfield no longer served as adviser to the Company as of that date. By unanimous written consent of the Board of Directors of the Company, the Directors (including the Directors who are not interested persons of the Company or the adviser (as that term is defined in the 1940
Act)(Disinterested Directors)) approved an interim investment advisory agreement between the Company and Six50 Capital to be effective as of May 1, 2010 (the Interim Advisory Agreement). The Directors ratified this action at a telephonic board meeting held May 14, 2010. The Interim Advisory Agreement had a term of the earlier of 150 days or the date on which a new advisory agreement is entered into. The Board subsequently approved a new investment advisory agreement with respect to the Company on June 9, 2010 (the New Advisory Agreement). The New
Advisory Agreement will go into effect on August 1, 2010. As discussed below, the New Advisory Agreement is the same in all material respects to the Previous Advisory Agreement and the Interim Advisory
Agreement, except for the adviser and the effective date and term of the Agreement. A copy of the New Advisory Agreement is attached hereto as Annex B.

      THERE IS NO INCREASE IN THE ADVISORY FEES PAID
BY THE COMPANY AS A RESULT OF THE NEW ADVISORY
AGREEMENT.

      As a result of the approval of the Interim Advisory Agreement, effective May 1, 2010, Six50 Capital replaced Brookfield as the adviser to the Company. Effective as of April 30, 2010, the name of the Company changed to 650 High Income Fund, Inc.

II.	The Previous, Interim and New Advisory Agreements

The Previous Advisory Agreement

      Brookfield acted as investment adviser to the Company since April 28, 2005, pursuant to the Previous Advisory Agreement between Brookfield and the Company as of that date, last approved by the shareholders of the Company on April 19, 2005. The Board, including a majority of the Disinterested Directors, last renewed the Previous Advisory Agreement at a meeting held on March 26, 2009.

      The Previous Advisory Agreement provided that it would remain in effect for an initial two-year term and would continue in full force and effect for successive periods of one year thereafter only so long as the Board of Directors, including a majority of the Disinterested Directors, specifically approved its continuance at least annually. The Previous Advisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Disinterested Directors, or by the vote of a majority of the outstanding voting securities of the Company, upon sixty days prior written notice to the adviser, or by the adviser upon ninety days prior written notice to the Company. The Previous Advisory Agreement also terminated automatically in the event of its assignment.

      The Previous Advisory Agreement also generally provided that, absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the adviser, the adviser would not be liable for any act or omission in the course of, or connected with, rendering services under the Advisory Agreement.

      Under the Previous Advisory Agreement, the Company paid Brookfield a monthly fee at an annual rate of 0.50% of the Companys average weekly net assets. Brookfield also agreed to either waive or reimburse ongoing expenses of the Company to the extent that such expenses exceeded 0.75% of average daily net assets per annum. For the fiscal year ended July 31, 2009, the Company paid Brookfield $296,488 in investment advisory fees, of which Brookfield waived $274,424 of its fees.

      Brookfield also provided administrative services to the Company under an Administration Agreement. For the fiscal year ended July 31, 2009, the Company paid Brookfield $88,946 in administration fees.

      	The Interim Advisory Agreement

       The terms of the Interim Advisory Agreement were the same in all material respects as those of the Previous Advisory Agreement, except for the identity of the adviser and the effective date and term. The Interim Advisory Agreement provided that it would remain in effect for no greater than 150 days or until the date on which a new Investment Advisory Agreement takes effect. The Interim Advisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Disinterested Director, or by the vote of a majority of the outstanding voting securities of the Company, upon ten days prior written notice to the Adviser. The Interim Advisory Agreement also terminated automatically in the event of its assignment.

       The Interim Advisory Agreement was approved by the Board of Directors by unanimous consent with an effective date as of May 1, 2010. The Board then ratified the Interim Advisory Agreement at a telephonic board meeting held May 14, 2010.

       	The New Advisory Agreement

       The terms of the New Advisory Agreement are the same in all material respects as those of the Previous Advisory Agreement, except for the identity of the adviser, the effective date and term. The New Advisory Agreement provides that it will remain in effect for a period of two years and thereafter for successive periods of one year only so long as the Board of Directors, including a majority of the Disinterested Directors, specifically approves its continuance at least annually. The Previous Advisory Agreements initial term was also for a period of two years from its effective date. Like the Previous Advisory Agreement, the New Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Disinterested Directors, or by the vote of a majority of the outstanding voting securities of the Company, upon sixty days prior written notice to the adviser, or by the adviser upon ninety days prior written notice to the Company, or upon shorter notice as mutually agreed upon. The New Advisory Agreement also terminates automatically in the event of its assignment.

       The New Advisory Agreement also generally provides that, absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the adviser, the adviser will not be liable for any act or omission in the course of, or connected with, rendering services under the Advisory Agreement.

       Advisory Fee

       Under the New Advisory Agreement, the Company pays an advisory fee to Six50 Capital at an annual rate of 0.50% of the Companys average weekly net assets. Six50 Capital has agreed to either waive or reimburse the ongoing expenses of the Company to the extent that such expenses exceed 0.65% of average daily net assets per annum. There is no increase in the management fees paid by the Company as a result of the advisory fees paid under the New Advisory Agreement.

       Effective Date

       The New Advisory Agreement was approved by the Board of Directors, including by a separate vote, the Disinterested Directors, at a meeting on June 9, 2010, and by written consent dated June 21, 2010, of the stockholders representing a majority of the voting power of the Companys outstanding shares of Common Stock. Its effective date will be as of August 1, 2010.

III.	Board Considerations

      At a meeting of the Board of Directors of the Company held on
June 9, 2010, the Board of Directors, including the Disinterested
Directors, approved the proposal to appoint Six50 Capital as the adviser for the Company.
      The Board of Directors approved the New Advisory Agreement between the Company and Six50 Capital based on a number of factors relating to Six50 Capitals ability to perform under the New Advisory Agreement. These factors included: Six50 Capitals successful management style and experience of the investment management personnel; Six50 Capitals current level of staffing and its overall resources, which appear adequate for the current level of assets managed, as well as for potential growth in asset levels; Six50 Capitals satisfactory financial condition and access to resources of affiliates, if necessary; and Six50 Capitals experienced compliance personnel and compliance structure in place.  The Disinterested Directors were advised by independent legal counsel throughout the process.
      The Board gave substantial consideration to the fees payable under the New Advisory Agreement.  In this connection, the Board evaluated Six50 Capitals estimated costs and profitability (to the extent practicable) in serving as adviser to the Company, including the costs associated with the personnel, systems and equipment necessary to perform its functions.  The Board also examined the fees to be paid to
Six50 Capital in light of fees paid to other investment advisers by comparable funds and the method of computing the Advisers fee. The
Board noted that the advisory fee under the New Advisory Agreement is unchanged from the advisory fee paid under the Previous Advisory
Agreement and the Interim Advisory Agreement, but the Companys total expenses could be less because the Adviser has agreed to waive or reimburse the ongoing expenses of the Company to the extent that such expenses exceed 0.65% of average daily net assets.
      After comparing the fees with those of comparable funds, and in light of the quality and extent of the services to be provided as described in the presentation by Six50 Capital, including providing portfolio management and administrative services, compliance with the Companys investment policies and procedures, compliance with applicable securities laws and assurances thereof, and the costs to be incurred by Six50
Capital, the Board concluded that the fee to be paid the Adviser with respect to the Company was fair and reasonable.
      In approving the New Advisory Agreement, the Board reviewed the Companys performance record and Six50 Capitals management style and performance record with comparable funds, to the extent it was available. The Board determined that because Six50 Capital is a new investment adviser, its performance record with comparable funds was not a significant factor in the Directors consideration at this time.
      In considering the profitability to Six50 Capital of its relationship with the Company, the Board noted that the fees under the New Advisory Agreement were unchanged from the advisory fees paid under the
Previous Advisory Agreement.  The Board also received projections from
Six50 Capital that it was unlikely to make a profit from the New
Advisory Agreement during the first year.  Accordingly, the profitability to Six50 Capital of its relationship with the Company was not a material factor in the Boards deliberations at this time. The Board also did not consider the potential economies of scale in Six50 Capitals management of the Company to be a material factor in its consideration due to the Companys status as a closed-end fund, although it was noted that Six50 Capital agreed to waive or reimburse the ongoing expenses of the
Company to the extent that such expenses exceed 0.65% of average daily net assets.
      In connection with these considerations, the Board of Directors determined that an advisory arrangement between Six50 Capital and the Company was in the best interests of the Company and its shareholders.
Based on these considerations and the overall experience and quality of the personnel, operations, financial condition, investment advisory capabilities, and methodologies, the Board (including a majority of Disinterested Directors) determined approval of the New Advisory
Agreement was in the best interest of the Company.
IV.	The Adviser

      Six50 Capital, 650 Madison Avenue, 19th Floor, New York, New
York 10022, is owned 85% by Ranieri Partners LLC, a privately held company, and the remainder by privately held affiliates of Ranieri
Partners LLC. Ranieri Partners LLC is a privately held limited liability company that is controlled and indirectly owned by its managers: Lewis Ranieri, Scott Shay, Donald Phillips, Gregory Oberholtzer and Yale
Stark. The principal office of Ranieri Partners LLC and its affiliates is located at 650 Madison Avenue, 20th Floor, New York, New York
10022. Six50 Capital provides investment management and advisory services to private accounts of institutional and individual clients and to closed-end mutual funds. As of May 31, 2010, Six50 Capital had approximately $400 million in assets under management.
      Six50 Capital will also serve as administrative agent for the Company, and has entered into a sub-administration agreement with State Street Bank and Trust Company (the Sub-Administrator). Six50 Capital and the Sub-Administrator perform administrative services necessary for the operation of the Company, including maintaining certain books and records of the Company and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and providing the Company with administrative office facilities. For these services, the Company pays to Six50 Capital a monthly fee at an annual rate of 0.15% of the Companys average weekly net assets. Six50 Capital is responsible for any fees due the Sub-Administrator, except for Form N-
Q filing fees.
      The following individuals served as portfolio managers of the Company under the Interim Advisory Agreement and will continue to do so under the New Advisory Agreement:

*	Ms. Julie Madnick is Managing Director of Six50 Capital.
She previously served in a similar position as managing director at Brookfield. Ms. Madnick joined Six50 Capital in 2009.

The following persons serve as the directors and principal executive officers of Six50 Capital at the address for Six50 Capital listed above, and also serve as officers of the Company:





Name and Age
Positions Held With
Six50 Capital and Term
of Office and Length of
Time Served


Principal Occupations During
the Last Five Years



Clifford Lai

Age: 56
President

(effective September 2009)
President and Director of 650 High Income
Fund, Inc. (May 2010-Present); Managing
Partner of Brookfield Asset Management
Inc. (2006-2009); Chairman (2005-2009),
Chief Executive Officer (1998-2007),
President (1998-2006) and Chief
Investment Officer (1993-2002) of
Hyperion Brookfield Asset Management,
Inc. (now known as Brookfield Investment
Management Inc.); President and Chief
Executive Officer (2005-2008) and Director
(2005-2009) of Crystal River Capital, Inc.;
President and Director of several
investment companies advised by
Brookfield Investment Management Inc.
(1995-2009); and Co-Chairman (2003-
2006) and Board of Managers (1995-2006)
of Hyperion GMAC Capital Advisors,
LLC.



Josielyne Pacifico

Age: 37
Chief Compliance Officer

(effective October 2009)
CCO and Secretary of 650 High Income
Fund, Inc. (May 2010 to Present); Director,
CCO, Assistant General Counsel (2006-
2009) and Compliance Officer (2005-2006) of BIM; Secretary (2008- 2009) and CCO
(2006- 2009) of several investment
companies advised by BIM; Compliance
Manager of Marsh & McLennan
Companies (2004-2005); Staff Attorney at the United States Securities and Exchange
Commission (2001-2004).




      Six50 Capital does not act as investment adviser to any other registered investment companies that have similar investment objectives to that of the Company.


RECORD DATE AND SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      This Information Statement was first provided to the Companys stockholders on or about July 12, 2010. Only stockholders of record at the close of business on June 21, 2010 (the Record Date), are entitled to notice of the action taken, as described herein. As of the Record Date, the Company had outstanding 48,227,440 shares of Common Stock, $0.001 par value, each of which was entitled to one vote.

      The Companys stockholders representing a majority of the voting power of the Companys outstanding shares of Common Stock have cumulative voting rights as described below.

     The following table represents the voting securities and principal holders thereof:








Title of
Class

Name and Address of Benef
icial
Owner

Amount and Nature of
Beneficial Ownership

Percent of
class
Common
Stock

GMAM Group Pension
Trust III*

State Street Financial
Center, One
Lincoln Street/SFC-8,
Boston,
Massachusetts 02111-2900


GMAM currently holds
38,488,036.51 shares
(shared voting power)

79.8%
Common
Stock

GMAM Group Pension
Trust I*

State Street Financial
Center, One
Lincoln Street/SFC-8,
Boston,
Massachusetts 02111-2900


9,524,318.457 shares
(shared voting power)

19.7%

*
As of June 21, 2010, each of the GMAM III Trust, by virtue of its ownership of 38,488,036.51 shares, representing 79.8% of the 48,227,440 shares then issued and outstanding, and Promark Investment Advisors, Inc. (Promark), by virtue of its shared voting and dispositive power over such shares, may be deemed to own beneficially (as that term is defined in Rule 13d-3 promulgated under the Exchange
Act) all shares the GMAM III Trust has and may acquire. As of June 21, 2010, each of the GMAM I Trust, by virtue of its ownership of 9,524,318.457 shares, representing 19.7% of the 48,227,440 then issued and outstanding, and Promark, by virtue of its shared voting and dispositive power over such shares, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) all shares the GMAM I Trust has and may acquire.

      As of June 21, 2010, the officers and Directors of the Company as a group beneficially owned less than 1% of the shares of the Company.
- 2 -
{W0128396; 1}


{W0194914; 6}
- 2 -
{W0194914; 6}



{W0194914; 6}